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                               [VERITAS Letterhead]                EXHIBIT 10.75

                                                               November 11, 2002

Mr. Edwin Gillis

Re: Employment Agreement

Dear Ed:

On behalf of VERITAS Software Corporation ("VERITAS"), I am pleased to offer you the position of Chief Financial Officer and Executive Vice President, Finance on the terms set forth below.

1. Position. You will be employed by Veritas as its Chief Financial Officer and as Executive Vice President, Finance, commencing upon the date specified at the end of this letter below the signature line (the "COMMENCEMENT DATE") and continuing thereafter until termination pursuant to Section 6. You will have overall responsibility for the management of Veritas worldwide financial affairs and operations and will report directly to the Chief Executive Officer of Veritas. You will be expected to devote your full working time and attention to the business of Veritas, and you will not render services to any other business without Veritas' prior approval according to its Conflicts of Interest Policy. You agree you will not, directly or indirectly, engage or participate in any business that is competitive in any manner with the business of Veritas. You will also be expected to comply with and be bound by the Company's operating policies, procedures and practices that are from time to time in effect during the term of your employment.

2.       Cash Compensation. Your cash compensation will include the following:

         (a) Base Salary. A base salary of $18,125.00 paid semi-monthly, equal to $435,000.00 on an annualized basis. Your base annual salary will be payable in accordance with Veritas' normal payroll practices, with such payroll deductions and withholdings as are required by law. Your base salary will be reviewed on an annual basis by the Chief Executive Officer of Veritas and may be increased from time to time, in the discretion of the Chief Executive Officer of Veritas, subject to the approval of the Compensation Committee of the Board of Directors of Veritas.

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         (b)      Bonus. You will be eligible to participate in the annual
                  Veritas officer EPS compensation plan, with a target bonus of $290,000. You bonus will be (i) guaranteed on a pro-rated basis (based on the target amount) for the portion of 2002 during which you are employed by VERITAS and (ii) guaranteed at the target amount for 2003. Thereafter, this bonus will be payable based on Veritas' EPS Bonus Plan for the corresponding year. A copy of the current EPS Bonus Plan is attached hereto as Exhibit A.

3. Relocation Costs. In consideration of your relocation costs and expenses, Veritas will provide you with $180,000 for your housing expenses and an additional $100,000 for your relocation expenses. These amounts shall be paid to you over 12 months, in full, for use at your discretion, less any amounts withheld for taxes. If you have additional questions regarding Veritas relocation services, please contact Deborah Lang at Relocation Resources International, Inc. ("RRI") at 800-258-7356. Please note that the Internal Revenue Service (the "IRS") requires certain relocation related expenses to be reported by you as taxable income. You may want to contact you tax advisor regarding any effect this may have on your personal tax situation.

4. Other Benefits. You will be eligible for the normal health insurance, 401(k), employee stock purchase plan, vacation days and other benefits offered to all Veritas senior executives of similar rank and status. As a full-time employee, you will be eligible to be covered under Veritas' medical, dental and life insurance programs as of the first day of your employment. At the new hire orientation you will have the ability to select specific benefits coverage appropriate to your personal needs.

5. Stock Options. Within 30 days of the Commencement Date, the Compensation Committee of the Board of Directors of Veritas (the "BOARD") shall grant you incentive stock options (up to the maximum allowed under IRS regulations) and nonqualified stock options (for the balance, if any) to purchase a total of 700,000 shares of Veritas common stock at an exercise price equal to the fair market value of Veritas common stock on the date of such grant (the "INITIAL OPTION PRICE").

         (a) These options will vest and become exercisable in accordance with the terms of the stock option plan as follows: (i) the option shall be exercisable with respect to 12 1/2% of the shares underlying such option upon completion of the first six months of employment (the "INITIAL PERIOD") and (ii) the option shall be exercisable with respect to the balance of such shares underlying such option at the rate of 1/48th per month over the 42 months following the Initial Period. Except as otherwise indicated in this Agreement or in

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                  Veritas' stock option plan, the vested portion of such options may be exercised at any time until the earlier of (i) 90 days after the termination of your employment or (ii) ten years after the grant of such options. You should consult a tax advisor concerning your income tax consequences before exercising any of the options.

         (b) Notwithstanding any other provision of this Section 5 to the contrary, upon an Involuntary Termination (as defined below), a Termination without Cause (as defined below) or a Termination for Death or Disability (as defined below), a portion of the unvested options shall immediately vest as provided in Section 8 below.

         (c) Veritas shall register the shares issuable under the option contemplated herein on a Form S-8 registration statement and shall keep such registration statement in effect for the entire period the options remain outstanding.

6. Employment and Termination. Your employment with Veritas is "at-will" which means it is not for a specific term and may be terminated by you or by Veritas at any time for any reason, with or without cause as follows:

         (a) You may terminate your employment upon written notice to the Chief Executive Officer at any time for "Good Reason," as defined below (an "INVOLUNTARY TERMINATION");

         (b) You may terminate your employment upon written notice to the Chief Executive Officer at any time in your discretion without Good Reason (a "VOLUNTARY TERMINATION");

         (c) Veritas may terminate your employment upon written notice to you at any time following a determination by the Company that there is "Cause," as defined below, for such termination (a "TERMINATION FOR CAUSE");

         (d) Veritas may terminate your employment upon written notice to you at any time in the sole discretion of the Chief Executive Officer without a determination that there is Cause for such termination (a "TERMINATION WITHOUT CAUSE"); and

         (e) Your employment will automatically terminate upon your death or upon your disability as determined by the Company (a "TERMINATION FOR DEATH OR DISABILITY").

7. Definitions. As used in this Agreement, the following terms have the following definitions:

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         (a)      "GOOD REASON" means (i) a material reduction in your duties that is inconsistent with your position as Chief Financial Officer of Veritas or a change in your reporting relationship such that you no longer report directly to the Chief Executive Officer; (ii) your no longer being Chief Financial Officer of Veritas or, in the case of a Change in Control (as defined below), of the surviving entity or acquiror that results from any Change in Control; (iii) any reduction in your base annual salary or target quarterly or annual bonus (other than in connection with a general decrease in the salary or target bonuses for all officers of Veritas) without your consent;
                  (iv) material breach by Veritas of any of its obligations under this Agreement after providing Veritas with written notice and an opportunity to cure within seven days of such notice; or (v) failure of any successor to assume this Agreement pursuant to Section 15(d) below.

         (b) "CAUSE" means (i) gross negligence or willful misconduct in the performance of your duties to Veritas (other than as a result of a disability) that has resulted or is likely to result in substantial and material damage to Veritas; (ii) commission of any act of fraud with respect to Veritas; or
                  (iii) conviction of a felony or a crime involving moral turpitude, either of which causes material harm to the business and affairs of Veritas. No act or failure to act by you shall be considered "willful" if done or omitted by you in good faith with reasonable belief that your action or omission was in the best interests of Veritas.

         (c) "CHANGE IN CONTROL" means (i) the acquisition (other than from Veritas) by any person, entity or "group", within the meaning of section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT") (excluding, for this purpose, Veritas or its subsidiaries, or any employee benefit plan of Veritas or its subsidiaries which acquires beneficial ownership of voting securities of Veritas) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either the then outstanding shares of common stock or the combined voting power of the Veritas' then outstanding voting securities entitled to vote generally in the election of directors; (ii) individuals who, as of the date hereof, constitute the Board (the "INCUMBENT BOARD") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by Veritas' shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an

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                  election or nomination of an individual whose initial
                  assumption of the office is in connection with an actual or threatened election contest relating to the election of the directors of Veritas, as such terms are used in Rule14a-11 of Regulation 14A promulgated under the Exchange Act) shall be, for the purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or (iii) approval of the stockholders of Veritas of a reorganization, merger or consolidation, in each case, with respect to which persons who were the stockholders of Veritas immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company's then outstanding voting securities, or a liquidation or dissolution of Veritas or of the sale of all or substantially all of the assets of Veritas.

8. Separation Benefits. Upon termination of your employment with Veritas for any reason, you will receive payment for all unpaid salary and vacation accrued to the date of your termination of employment. In such event your benefits will be continued under Veritas' then existing benefit plans and policies for so long as provided under the terms of such plans and policies and as required by applicable law. Under certain circumstances, subject to your execution of a termination and general release agreement, you will also be entitled to receive severance benefits as set forth below. Veritas' termination and general release agreement will contain provisions specifying that you will not, directly or indirectly, compete with Veritas or engage in any business that is competitive in any manner with the business of Veritas while you are receiving such severance benefits, nor will you solicit employees for a period of two years after any final payment, that neither you nor Veritas shall disparage the other party, and that you shall not have any claims that shall survive that agreement.

         (a) In the event of your Voluntary Termination or Termination for Cause, you will not be entitled to any cash severance benefits or additional vesting of options.

         (b) In the event of your Involuntary Termination or Termination without Cause within two years of the Commencement Date, you will be entitled to:

                  (i) a severance payment equal to twelve months of your then current annual base salary [or a bonus based on six months of on-target earnings], payable over twelve months in accordance with Veritas' normal payroll practices with such payroll deductions and withholdings as are required

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                           by law, provided, that you provide Veritas with
                           consulting services during such period after the date of termination (the "CONSULTING SERVICES");

                  (ii) continued participation in the Veritas health care plans for the term you are providing Consulting Services at the same cost to you as immediately prior to the date of your termination of employment, or if it is not possible for you to continue to participate in the Veritas health care plans, Veritas shall pay an amount to you so that you may purchase equivalent health care coverage at the same cost to you as immediately prior to the date of your termination of employment; and

                  (iii) accelerated vesting and exercisability of that portion of your outstanding unvested options to purchase Veritas common stock that would have vested within twelve months from the date of such Involuntary Termination or Termination without Cause, with all vested options exercisable for a period of 90 days from the later of:

                           (A) the date of your Involuntary Termination or Termination without Cause, as applicable; or

                           (B) the date you cease providing Consulting Services to Veritas.

         (c) In the event of your Involuntary Termination or Termination without Cause on or after two years of the Commencement Date, you will not be entitled to any severance payments, continued benefits or accelerated vesting of your outstanding unvested options under this Agreement.

         (d) In the event of your Involuntary Termination or Termination without Cause within one year of a Change in Control, provided the Change of Control occurs within two years of the Commencement Date, you will be entitled to the following: (i) a lump sum payment equal to twelve months of your current annual base salary and full target bonus (less applicable deductions and withholding) payable within 30 days after the date of termination (ii) continued health care coverage on the same terms set forth under Section 8(b)(ii) and (iii) accelerated vesting of fifty percent (50%) of your outstanding unvested options to purchase Veritas common stock, with all vested options exercisable for a period of 90 days from the date of your Involuntary Termination or Termination without Cause.

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         (e)      For purposes of this Agreement, Termination by Death or
                  Disability shall be treated as Involuntary Termination.

         (f)      If your severance and other benefits provided for in this
                  Section 8 constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "CODE"), and, but for this subsection, would be subject to the excise tax imposed by Section 4999 of the Code, then your severance and other benefits under this Section 8 will be payable, at your election, either in full or in such lesser amount as would result, after taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999 of the Code, in your receipt on an after-tax basis of the greatest amount of severance and other benefits.

         (g) No payments due you hereunder shall be subject to mitigation or offset.

         (h) To the extent that Veritas shall provide to similarly situated Veritas employees any other severance or other benefits in connection with a Change of Control or otherwise, you shall be entitled to such benefits to the extent such benefits exceed these benefits granted and contained herein.

9. Immigration. The Immigration Reform and Control and Act of 1986 requires that all new employees submit proof of employment eligibility. Your employment with Veritas is contingent upon you providing proof of your right to work in the United States. Enclosed is a list of acceptable documents that will be necessary for you to show proof of your employment eligibility on your first day of employment.

10. Indemnification Agreement. Upon your commencement of employment with Veritas, Veritas will enter into its standard form of indemnification agreement for officers and directors (which can be viewed in our most recent published proxy statement) to indemnify you against certain liabilities you may incur as an officer or director of Veritas.

11. Confidential Information and Invention Assignment Agreement. On the Commencement Date, you will be required to sign Veritas standard form of Proprietary Information and Invetntions Assignment Agreement, a copy of which is attached to this letter as Exhibit B, to protect Veritas' confidential information and intellectual property.

12. No Solicitation. During the term of your employment with Veritas and for two years thereafter, you will not, on behalf of yourself or any third party,

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         solicit or attempt to induce any employee of Veritas to terminate his or her employment with Veritas.

13. Arbitration. The parties agree that any dispute regarding the interpretation or enforcement of this Agreement shall be decided by confidential, final and binding arbitration conducted by Judicial Arbitration and Mediation Services ("JAMS") under the then existing JAMS rules rather than by litigation in court, trial by jury, administrative proceeding or in any other forum. The filing fees and arbitrator's fees and costs in such arbitration will be borne by Veritas. The parties will be entitled to reasonable discovery of essential matters as determined by the arbitrator. In the arbitration, the parties will be entitled to all remedies that would have been available if the matter were litigated in a court of law.

14. Term. This Agreement shall be in effect upon the signing by both parties, and shall terminate upon the date on which you are no longer an employee of Veritas or until the parties mutually agree to its termination.

15.      Miscellaneous.

         (a) Authority to Enter into Agreement. Veritas represents that Gary Bloom, its Chairman of the Board and Chief Executive Officer, has due authority to execute and deliver this Agreement on behalf of Veritas.

         (b) Absence of Conflicts. You represent that upon the Commencement Date the performance of your duties under this Agreement will not breach any other agreement as to which you are a party.

         (c) Attorneys Fees. If a legal action or other proceeding is brought for enforcement of this Agreement because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions contained herein, you shall be entitled to recover reasonable attorneys' fees and costs incurred, both before and after judgment, in addition to any other relief to which you may be entitled, to the extent you have brought the action in good faith and it is not deemed frivolous.

         (d) Successors. This Agreement is binding on and may be enforced by Veritas and its successors and assigns and is binding on and may be enforced by you and your heirs and legal representatives. Any successor to Veritas or substantially all of its business (whether by purchase, merger, consolidation or otherwise) will in advance assume in writing and be bound by all of Veritas' obligations under this Agreement.

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         (e)      Notices. Notices under this Agreement must be in writing and shall be deemed to have been given when personally delivered or two days after mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. Mailed notices to you shall be addressed to you at the home address which you have most recently communicated to Veritas in writing. Notices to Veritas shall be addressed to its General Counsel at Veritas' corporate headquarters.

         (f) Waiver. No provision of this Agreement shall be modified or waived except in writing signed by you and an officer of Veritas duly authorized by the Board. No waiver by either party of any breach of this Agreement by the other party shall be considered a waiver of any other breach of this Agreement.

         (g) Entire Agreement. This Agreement, including the attached exhibits, represents the entire Agreement between us concerning the subject matter herein

16. Governing Law. This Agreement will be governed by the laws of the State of California without reference to conflict of laws provisions.

         Ed, I am pleased that you are interested in Veritas. I believe this is an excellent opportunity for you and I am confident it will provide you with the personal challenge and growth opportunity you seek.

         If you would like to accept this offer, please sign below and return this letter as well as the Proprietary Information and Invention Assignment Agreement and completed employment application in the self-addressed UPS envelope included in this package. This offer is contingent upon you signing all such documents. This offer of employment and your employment with Veritas is contingent upon successful completion of a background check. This offer will remain open until November 12, 2002.

         Should you have any questions, please contact me at (650) 527-8501.

                                                  Very truly yours,

                                                  /s/ GARY L. BLOOM

                                                  Gary L. Bloom
                                                  Chief Executive Officer
                                                  Veritas Software Corporation

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                                                  I ACCEPT THIS OFFER

                                                  By: /s/ EDWIN GILLIS
                                                      --------------------------
                                                      Edwin Gillis

     Commencement Date: November 18, 2002

Attachments:

     -   Proprietary Information and Inventions Agreement

     -   Indemnification Agreement

     -   List of Acceptable Documents for I-9 Form

     -   VERITAS Benefits Highlights

     -   Employment Application

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                                                                       EXHIBIT A

                            [FORM OF EPS BONUS PLAN]



                     [FILED SEPARATELY AS EXHIBIT 10.77]

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                                                                       EXHIBIT B

                PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

This EMPLOYEE AGREEMENT when signed below by me, an employee of VERITAS Software Corporation ("VERITAS") is my Agreement with VERITAS regarding inventions, trade secrets, works of authorship, proprietary information, proprietary materials, and other terms and conditions of employment (the "AGREEMENT").

In consideration of my employment or of my continued employment, with VERITAS, I agree that:

1. Either during or after my employment with VERITAS, I will not disclose to anyone outside of VERITAS, nor use other than in connection with VERITAS' business, except with the prior written permission of an officer of VERITAS, any invention, trade secret, work of authorship, Proprietary Information (as defined below) or proprietary materials that relates in any manner to any VERITAS actual or anticipated business, research, development, product, device, or activity, or that is received in confidence by or for VERITAS from any other person. "PROPRIETARY INFORMATION" includes but is not limited to inventions, marketing plans, product plans, business strategies, financial information, forecasts, personnel information, customer lists and any other nonpublic technical or business information which I know or have reason to know VERITAS would like to treat as confidential for any purpose, such as maintaining a competitive advantage or avoiding undesirable publicity. Examples of "inventions" include, but are not limited to, original works of authorship, formulas, processes, computer programs, databases, trade secrets, mechanical and electronic hardware, computer languages, user interfaces, documentation, marketing and new product plans, production processes, advertising, packaging and marketing techniques, and improvements to anything. Upon termination of my employment with VERITAS, I will promptly deliver to VERITAS all documents and materials of any nature pertaining to my work with VERITAS and I will not take with me any documents or materials or copies thereof containing any Proprietary Information.

2. I represent that my performance of all the terms of this Agreement and my duties as an employee of VERITAS will not breach any proprietary information, invention, assignment or similar agreement with any former employer or any other party. I represent that I will not bring with me to VERITAS, or use in the performance of my duties for VERITAS, any documents or materials of a former employer or any other person that are not generally available to the public.

3. During my employment with VERITAS, I will not engage in any other employment, occupation, consultation, or other activity relating to any actual or anticipated business, research, development, product, service or activity of VERITAS, or which otherwise conflicts with my obligations to VERITAS, without first informing an executive corporate officer of VERITAS about any such activity to ensure that all parties agree that no conflict exists. If new

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         conflicts arise with respect to my obligations to VERITAS pursuant to
         Paragraph 10(d) of this Agreement, VERITAS agrees to advise me of such conflicts. The specific actions for resolving such new conflicts will be agreed upon after I have been advised of this conflict.

4. I hereby assign and agree to assign to VERITAS my entire right, title, and interest in any Proprietary Information, invention, trade secret, work of authorship, or proprietary materials hereafter made or conceived solely by me or jointly with others and any associated patents, patent applications, copyrights, trade secret rights, mask work rights, rights of proprietary and other intellectual property rights which:

         a. were developed while working for VERITAS in an executive, managerial, planning, technical, research, engineering, development, manufacturing, programming, sales, marketing, system service, repair, or other capacity, using equipment, supplies, facilities or trade secrets of VERITAS; and

         b. relates in any manner at the time of conception or reduction to practice to any VERITAS actual or anticipated business, research, development, product, service, or activity, or is suggested by or results from any task assigned to me or work performed by me for or on behalf of VERITAS, and

         c.       was not developed entirely on my own time.

5. I have been notified and understand that the provisions of Section 4 do not apply to any invention that qualifies fully under the provisions of
         Section 2870 of the California Labor Code, which states as follows:

         a. ANY PROVISIONS IN AN EMPLOYMENT AGREEMENT WHICH PROVIDE THAT AN EMPLOYEE SHALL ASSIGN, OR OFFER TO ASSIGN, ANY OF HIS OR HER RIGHTS IN AN INVENTION TO HIS OR HER EMPLOYER SHALL NOT APPLY TO AN INVENTION THAT THE EMPLOYEE DEVELOPED ENTIRELY ON HIS OR HER OWN TIME WITHOUT USING THE EMPLOYER'S EQUIPMENT, SUPPLIES, FACILITIES, OR TRADE SECRET INFORMATION EXCEPT FOR THOSE INVENTIONS THAT EITHER:

                  (i) RELATE AT THE TIME OF CONCEPTION OR REDUCTION TO PRACTICE OF THE INVENTION TO THE EMPLOYER'S BUSINESS, OR ACTUAL OR DEMONSTRABLY ANTICIPATED RESEARCH OR DEVELOPMENT OF THE EMPLOYER; OR

                  (ii) RESULT FROM ANY WORK PERFORMED BY THE EMPLOYEE FOR THE EMPLOYER.

         b. TO THE EXTENT A PROVISION IN AN EMPLOYMENT AGREEMENT PURPORTS TO REQUIRE AN EMPLOYEE TO ASSIGN AN INVENTION OTHERWISE EXCLUDED FROM BEING REQUIRED TO BE ASSIGNED UNDER SUBDIVISION
                  (a), THE PROVISION IS AGAINST THE PUBLIC POLICY OF THIS STATE AND IS UNENFORCEABLE.

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6.       In connection with any Proprietary Information, invention, trade secret, work of authorship and/or proprietary materials assigned or to be assigned to VERITAS pursuant to Paragraph 4 of this Agreement:

         a. I will, disclose promptly in writing all such Proprietary Information, inventions, trade secrets, works of authorship, or proprietary materials upon conception, creation, or my otherwise becoming aware thereof to my immediate superior, with copies to the Senior Vice President of Engineering and the legal department, whether or not they are patentable or copyrightable or protectable as trade secrets or mask works, that are made or conceived or first reduced to practice or created by me, either alone or jointly with others, during the period of my employment whether or not in the course of my employment.

         b. I will, at VERITAS' request, promptly execute a specific irrevocable assignment of title to VERITAS, and do whatever is deemed necessary or advisable by VERITAS to secure and maintain for VERITAS a patent, copyrights, or other proprietary interest in Proprietary Information, such invention, trade secret, work of authorship, or other proprietary interest in such Proprietary Information, invention, trade secret, work of authorship, or proprietary materials, and with respect to any associated patents, patent applications, copyrights, trade secret rights, mask work rights, rights of priority and other intellectual property rights, in the United States and in foreign countries both during and after my employment with VERITAS.

         c. I hereby irrevocably transfer and assign to VERITAS any and all Moral Rights (as defined below) that I may have in or with respect to any invention. I also hereby forever waive and agree never to assert any and all Moral Rights I may have in or with respect to any invention, even after termination of my work on behalf of VERITAS. As used herein, "MORAL RIGHTS" means any rights of paternity or integrity, any right to claim authorship of any invention, to object to any distortion, mutilation or other modification of, or other derogatory action in relation to, any invention, whether or not such would be prejudicial to my honor or reputation, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a "moral right".

         d. I acknowledge that any computer program, any programming documentation, and any other work of authorship that falls within the scope of sections (a) and (c) under paragraph 4 of this Agreement is a "work made for hire," and that VERITAS owns all the rights comprised in the copyrights for such work.

7. I agree to make and maintain adequate and current written records, in a form specified by VERITAS, of all Proprietary Information inventions, trade secrets, works of authorship, proprietary information, and proprietary materials assigned or to be assigned to VERITAS pursuant to paragraph 4 of this Agreement; and upon the termination of my employment with VERITAS, I agree to surrender to

         VERITAS all such records and all other tangible items and evidence relating thereto.

8. In further consideration of this Agreement, VERITAS hereby agrees that I may use VERITAS facilities, equipment and other resources for work on inventions and works of authorship, not coming within the provisions of paragraph 4, so long as these activities do not impact my work schedule, the work schedule of other employees, or otherwise amount to excessive use of such resources. VERITAS recognizes that my professional development and standing in the community of software developers is enhanced by such activity.

9. Attached hereto as EXHIBIT A is a complete list of all inventions and works of authorship, if any, patented or unpatented, including a brief identification of all unpatented inventions and works of authorship that I made prior to my employment at VERITAS and which are to be excluded from assignment to VERITAS under this Agreement (the "PRIOR PRODUCTS"). I hereby certify that I have no continuing obligations with respect to assignment of such Prior Products to any previous employers, nor do I claim any previous unpatented inventions within the scope of this Agreement as my own, except those which I have listed below. I agree to not use VERITAS' Proprietary Information, proprietary inventions, works of authorship or information in making future improvements or revisions to these Prior Products, without the express written approval of a corporate officer of VERITAS.

         I hereby grant to VERITAS a non-exclusive, perpetual, irrevocable, royalty-free, worldwide license, with rights to sublicense, to use modify, copy, prepare derivative works of and distribute any VERITAS products that contain all or any portion of such Prior Product(s). I further understand that any improvements, whether patentable or not, made on the listed inventions after commencement of my employment by VERITAS are assigned or are to be assigned to VERITAS to the extent that such improvements are covered by the provisions of paragraph 4 of this Agreement.

10. During my employment with VERITAS, I may add an invention to the invention list described in paragraph 9 in the following way:

         a. I shall provide, in writing, a brief description and title of the new invention to a corporate officer of VERITAS (the "NEW INVENTION NOTICE").

         b. A review period shall be provided for a new invention. The review period shall start on the business day following the receipt of a New Invention Notice by a VERITAS corporate officer (the "NEW INVENTION REVIEW PERIOD").

         c. During the New Invention Review Period, VERITAS may ask questions, in writing, with regard to the new invention and the provisions of paragraph 3. I agree to respond, in writing, to all such questions. In addition, I agree that any delays introduced by my response shall be added to the length of the New Invention Review Period.

         d. If a new invention comes within the provisions of paragraph 3, and VERITAS provides written notice thereof, along with an explanation, to me during the review period, then the new invention shall not be added to the list of inventions or works of authorship described by paragraph 7. If no such written notice regarding a new invention is received within thirty (30) days of the New Invention Notice, then the new invention or work of authorship shall be excluded from assignment to VERITAS under this Agreement.

11. I understand that VERITAS, from time to time, may have agreements with other persons, companies or with the United States Government or agencies thereof which impose obligations or restrictions on VERITAS regarding Proprietary Information inventions, trade secrets, works of authorship, and proprietary materials made during the course of work under such agreements or regarding the confidential nature of such work. I agree to be bound by all such obligations and any applicable United States laws or regulations.

12. I hereby authorize VERITAS to notify others, including but not limited to customers of VERITAS, or my future employers, of the terms of this Agreement and my responsibilities hereunder.

13. In the event of any violation of this Agreement by me, and in addition to any relief or remedies to which VERITAS is entitled, I agree that VERITAS shall have the right to an immediate injunction, and shall have the right to recover the reasonable attorney's fees and court costs expended in connection with any litigation instituted to enforce this Agreement. I agree that any dispute in the meaning, effect or validity of this Agreement shall be resolved in accordance with the laws of the State of California without regard to the conflict of laws provisions thereof. I further agree that if one or more provisions of this Agreement are held to be unenforceable under applicable California law, such provision(s) shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

14. "VERITAS" as used in this Agreement includes any and all subsidiaries and affiliated companies of VERITAS Software Corporation, and this Agreement shall inure to the benefit of any successors in interest or of any assignees of VERITAS.

15. During the term of my employment and for one (1) year thereafter, I will not encourage or solicit any employee of VERITAS to leave VERITAS for any reason. However, this obligation shall not affect any responsibility I may have as an employee of VERITAS with respect to the bona fide hiring and firing of Company personnel.

16. Any dispute or claim, whether based on contract, tort, or otherwise, relating to or arising out of my employment by VERITAS shall be submitted by the parties to arbitration by the American Arbitration Association in the City of San Francisco, State of California and shall be subject to final and binding arbitration. The arbitrator shall have jurisdiction to determine any such claim, and may grant any relief authorized by law. The award rendered by the arbitrator shall include costs of arbitration, reasonable attorney's fees and reasonable costs for expert and other witnesses; provided however that nothing in this Agreement shall be deemed as preventing either party from seeking injunctive relief (or any other provisional remedy) from the courts as necessary. The parties shall be entitled to discovery as provided in the Code of Civil Procedure of the State of California, whether or not the California Arbitration Act is deemed to apply to said provision.

17. I understand that this Agreement does not constitute a contract of employment or obligate VERITAS to employ me for any stated period of time. I understand that my employment with VERITAS is "at-will", and may be terminated by VERITAS at any time and for any reason, with or without cause.

18. I acknowledge receipt of a copy of this Agreement and agree that with respect to the subject matter hereof, it is my entire Agreement with VERITAS, superseding any previous oral or written communications, representations, undertaking, or Agreements with VERITAS or any official or representative thereof. This Agreement may not be modified or changed except in a writing signed by the employee and an officer of VERITAS.

IN WITNESS WHEREOF, the parties have entered into this Agreement on this 11th day of November, 2002.

                                          VERITAS SOFTWARE CORPORATION

                                          By: /s/ JOHN F. BRIGDEN
                                              ----------------------------------
                                              Name:  John F. Brigden
                                              Title: Vice President and General
                                                     Counsel

                                          AGREED AND ACCEPTED:

                                          By: /s/ EDWIN GILLIS
                                              ----------------------------------

                                                                       EXHIBIT A

                            DESCRIPTION OF INVENTIONS
                       BEFORE VERITAS SOFTWARE EMPLOYMENT

TITLE OF DOCUMENT    DATE OF DOCUMENT    NAME OF WITNESS
-----------------    ----------------    ---------------
NONE                 ________________    _______________

_________________    ________________    _______________

_________________    ________________    _______________

_________________    ________________    _______________

_________________    ________________    _______________

_________________    ________________    _______________

_________________    ________________    _______________

_________________    ________________    _______________

(If "None", Please So State)

                                          VERITAS SOFTWARE CORPORATION

                                          By: /s/ JOHN F. BRIGDEN
                                              ----------------------------------
                                              Name:  John F. Brigden
                                              Title: Vice President and General
                                                     Counsel

                                          AGREED AND ACCEPTED:

                                          By: /s/ EDWIN GILLIS
                                              ----------------------------------